Exhibit 99.1

GOLDFIELD ANNOUNCES 2014 RESULTS
MELBOURNE, Florida, March 30, 2015 - The Goldfield Corporation (NYSE MKT: GV) today announced its results for the year ended December 31, 2014. The Goldfield Corporation headquartered in Florida, through its subsidiaries, Power Corporation of America, Southeast Power Corporation and C and C Power Line, Inc. is a leading provider of construction services to electric utilities, with operations primarily in the southeastern and mid-Atlantic regions of the United States including Texas.
Year Ended December 31, 2014
Revenue for the year ended December 31, 2014, increased 10.3% to $98.4 million from $89.2 million in the prior year. This increase was attributable to additional revenue from our acquisition of C and C Power Line, Inc. in January 2014 and growth in our construction under master service agreements (“MSAs”).
Income from continuing operations before taxes for the year ended December 31, 2014, decreased 90.0% to $778,000 from $7.8 million in 2013. This decrease largely resulted from losses aggregating $5.0 million recognized in the fourth quarter on projects for two different utility companies in Texas. These losses were attributable to a combination of factors, including start-up delays in material procurement and adverse weather conditions which adversely affected the allocation of labor and equipment resources. We have made management changes in our Texas operations designed to improve project management.
Our projects are accounted for using the percentage of completion method. In calculating the periodic gains and/or losses on a project, we utilize the most recent information and operating results available. A provision is made in the period for the full amount of an expected loss through project completion. The aforementioned Texas projects are scheduled to be completed by May 2015. In providing for the full amount of expected losses through completion on the Texas projects, we utilized information available through late March 2015.
Operating margins on electrical construction operations were 4.9% in 2014, compared to 13.2% in 2013. Most of this decrease was attributable to the losses on the Texas projects discussed above.
As a result of the foregoing, the net loss for the year ended December 31, 2014, was $(319,000), or $(0.01) loss per share, compared to net income of $3.8 million, or $0.15 per share in the prior year.

- more -

Three months ended December 31, 2014
Revenue for the three months ended December 31, 2014, increased 24.7% to $28.4 million from $22.8 million in the prior year.
Income (loss) from continuing operations before taxes for the three months ended December 31, 2014, decreased $5.0 million to a loss of $(2.4) million from income of $2.6 million in the same period in 2013. This decrease was primarily due to the losses incurred in the fourth quarter of 2014 on the Texas projects discussed above.
Net loss for the three months ended December 31, 2014 was $(1.6) million, or $(0.06) loss per share, compared to net income of $1.4 million, or $0.06 per share in the prior year.
Backlog
As previously announced, the Company has been focusing on developing and growing electrical construction services under multi-year MSAs, which provide opportunities for more consistent work load and improved operating efficiencies. This effort scored significant success in 2014. Total backlog as of December 31, 2014 almost quadrupled to $275.0 million compared to $74.5 million as of December 31, 2013. The $275.0 million represents total revenue estimated over the life of the MSAs, as well as estimated revenue from fixed-price contracts, of which about $85.3 million (31.0%) are estimated to be realized within twelve months.
Our backlog represents the uncompleted portion of services to be performed under existing project-specific fixed-price and maintenance contracts and the estimated value of future services that we expect to provide under our existing MSAs. The existing MSAs have initial terms ranging from one year to four years, and some provide for additional renewals at the option of the customer. Our total MSA calculation assumes exercise of the renewal options. Revenue from the assumed exercise of renewal options represents $114.0 million (47.4%) of our total estimated MSA backlog as of December 31, 2014.
The estimated amount of backlog for work under the MSAs is calculated by using recurring historical trends in current MSAs and projected customer needs based upon ongoing communications with the customer. The size and amount of projects we may be awarded under MSAs cannot be determined with certainty and actual future revenue from such contracts may vary substantially from our current estimates.
John H. Sottile, President and Chief Executive Officer of Goldfield said, “The business and prospects of our electrical construction operations remain strong, notwithstanding the problems experienced in the fourth quarter on Texas projects. The revenue growth and dramatic backlog increase in 2014 portend well for the future.” “Our current personnel and resources should permit us to capitalize on our opportunities,” Mr. Sottile added.

- more -

About Goldfield
Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry, primarily in the southeastern and mid-Atlantic regions of the United States including Texas. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities.
For additional information on our 2014 results, please refer to our Annual Report on Form 10-K being filed with the Securities and Exchange Commission and visit the Company’s website at
http://www.goldfieldcorp.com.
This press release includes forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995 throughout this document. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate,” “plan,” and “continue” or similar words. We have based these statements on our current expectations about future events. Although we believe that our expectations reflected in or suggested by our forward-looking statements are reasonable, we cannot assure you that these expectations will be achieved. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our operations include, among others: the level of construction activities by public utilities; the concentration of revenue from a limited number of utility customers; the loss of one or more significant customers; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition. Other factors that may affect the results of our operations include, among others: adverse weather; natural disasters; effects of climate changes; changes in generally accepted accounting principles; ability to obtain necessary permits from regulatory agencies; our ability to maintain or increase historical revenue and profit margins; general economic conditions, both nationally and in our region; adverse legislation or regulations; availability of skilled construction labor and materials and material increases in labor and material costs; and our ability to obtain additional and/or renew financing. Other important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company's Risk Factors and Management's Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield's other filings with the Securities and Exchange Commission, which are available on Goldfield's website: http://www.goldfieldcorp.com. We may not update these forward-looking statements, even in the event that our situation changes in the future, except as required by law.

For further information, please contact:
The Goldfield Corporation
Phone:    (321) 724-1700
Email:     investorrelations@goldfieldcorp.com

- Tables Follow -

The Goldfield Corporation and Subsidiaries
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenue
Electrical construction	$28,305,888	$22,800,080	$94,826,620	$88,755,236
Other	136,696	1,115	3,536,650	448,902
Total revenue	28,442,584	22,801,195	98,363,270	89,204,138
Costs and expenses
Electrical construction	27,926,540	17,795,195	84,067,942	71,680,877
Other	120,302	1,115	2,858,699	362,243
Selling, general and administrative	1,072,063	1,090,090	4,321,250	4,036,955
Depreciation and amortization	1,549,194	1,273,494	6,064,636	4,967,311
Gain on sale of property and equipment	(8,246)	(100,666)	(332,182)	(100,233)
Total costs and expenses	30,659,853	20,059,228	96,980,345	80,947,153
Total operating (loss) income	(2,217,269)	2,741,967	1,382,925	8,256,985
Other income (expense), net
Interest income	6,062	11,955	22,820	29,461
Interest expense	(164,974)	(150,234)	(681,101)	(594,632)
Other income, net	13,438	13,835	53,497	99,875
Total other expense, net	(145,474)	(124,444)	(604,784)	(465,296)
(Loss) income from continuing operations before income taxes	(2,362,743)	2,617,523	778,141	7,791,689
Income tax provision	(539,384)	1,229,839	653,442	3,284,647
(Loss) income from continuing operations	(1,823,359)	1,387,684	124,699	4,507,042
Gain (loss) from discontinued operations, net of tax benefit of $267,736 in 2014 and $476,261 in 2013	221,587	24,701	(443,760)	(723,739)
Net (loss) income	$(1,601,772)	$1,412,385	$(319,061)	$3,783,303
Net (loss) income per share of common stock — basic and diluted
Continuing operations	$(0.07)	$0.05	$0.00	$0.18
Discontinued operations	0.01	0.00	(0.02)	(0.03)
Net (loss) income	$(0.06)	$0.06	$(0.01)	$0.15
Weighted average shares outstanding — basic and diluted	25,451,354	25,451,354	25,451,354	25,451,354

The Goldfield Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	December 31,	December 31,
	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$9,822,179	$20,214,569
Accounts receivable and accrued billings, net	17,840,680	14,194,959
Costs and estimated earnings in excess of billings on uncompleted contracts	6,537,280	4,991,754
Income taxes receivable	763,821	452,099
Real estate inventory	—	395,062
Residential properties under construction	—	1,616,916
Prepaid expenses	613,765	471,221
Deferred income taxes	2,274,896	621,632
Other current assets	315,962	74,976
Total current assets	38,168,583	43,033,188

Property, buildings and equipment, at cost, net	37,002,843	31,853,982
Deferred charges and other assets	4,798,510	2,691,818
Total assets	$79,969,936	$77,578,988

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$9,674,961	$7,767,977
Contract loss accruals	2,547,816	84,360
Current portion of notes payable	3,685,859	13,046,080
Accrued remediation costs	1,048,380	155,667
Other current liabilities	1,537,971	55,846
Total current liabilities	18,494,987	21,109,930
Deferred income taxes	7,988,539	5,982,368
Accrued remediation costs, less current portion	15,000	900,000
Notes payable, less current portion	22,657,973	18,485,681
Other accrued liabilities	55,766	24,277
Total liabilities	49,212,265	46,502,256
Commitments and contingencies
Stockholders' equity
Common stock	2,781,377	2,781,377
Capital surplus	18,481,683	18,481,683
Retained earnings	10,802,798	11,121,859
Common stock in treasury, at cost	(1,308,187)	(1,308,187)
Total stockholders' equity	30,757,671	31,076,732
Total liabilities and stockholders' equity	$79,969,936	$77,578,988